Exhibit 99.1

FTI Consulting, Inc.

777 South Flagler Drive, Suite 1500

West Palm Beach, FL 33401

561.515.6078

FOR FURTHER INFORMATION:

Investors: Mollie Hawkes

+1.617.747.1791

Mollie.Hawkes@FTIConsulting.com

Media: Sherrie Weldon

+1.415.293.4408

Sherrie.Weldon@FTIConsulting.com

FOR IMMEDIATE RELEASE

FTI CONSULTING, INC. ANNOUNCES $250 MILLION STOCK BUYBACK PROGRAM

West Palm Beach, FL, June 7, 2012 — FTI Consulting (NYSE: FCN), the global business advisory firm dedicated to helping organizations protect and enhance their enterprise value, today announced that on June 6, 2012, FTI Consulting’s Board of Directors authorized a $250 million stock repurchase program to be executed over two years from the authorization date.

The specific timing and amount of repurchases will be determined by FTI Consulting’s management, in its discretion, and will vary based on market conditions, securities law limitations and other factors. The repurchases will be made using cash resources, and the program may be suspended or discontinued at any time without prior notice. The stock purchases may be made, from time to time, through a variety of methods including open market purchases, privately negotiated transactions and accelerated stock buyback agreements.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. With more than 3,800 employees located in 24 countries, FTI Consulting professionals work closely with clients to anticipate, illuminate, and overcome complex business challenges in areas such as investigations, litigation, mergers and acquisitions, regulatory issues, reputation management, strategic communications and restructuring. The company generated $1.56 billion in revenues during fiscal year 2011. More information can be found at http://www.fticonsulting.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve uncertainties and risks. Forward-looking statements include statements, without limitation, regarding plans for share repurchases. When used in this press release, words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon our expectations at the time we make them and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s plans will be achieved. Factors that could cause changes to our plans include risks described under the heading “Item 1A Risk Factors” in the Company’s most recent Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. We are under no duty to update any of the forward-looking statements to conform such statements to actual result or events and do not intend to do so.